EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made and entered into as of the 1st day of April, 2000 by and between American Manufacturers.com, Inc., a Florida corporation (the "Employer"), and Leo Burch (hereinafter called the "Employee").

     Whereas, Employee desires to serve as Vice President/CFO (Chief Financial Officer) of Employer;

     Whereas,   Employee  and  Employer  would  like  to  structure  a  mutually beneficial business relationship whereby Employee serves in the capacities enumerated in this Agreement in exchange for compensation similarly enumerated;

     Whereas, Employee and Employer desire to clarify the nature of their business relationship and obligations to the other;

     Now therefore, in consideration of the premises and mutual covenants set forth herein, the parties hereto, intending to be legally bound, agree as follows:

     1. Employment.

          1.1 Employment. The Employer hereby agrees to employ the Employee and the Employee hereby agrees to serve the Employer on the terms and conditions set forth herein.

          1.2 Duties of Employee. Employee shall act as Vice President/CFO of Employer and shall perform such duties as shall be reasonably assigned to him by the Chief Executive Officer of the Employer which are consistent with his office. Employee shall serve at the direction of and be responsible to the Chief Executive Officer of Employer. Throughout the period of his employment hereunder, the Employee shall: (i) devote his full business time, attention, knowledge and skills, faithfully , diligently and professionally, to the active performance of his duties and responsibilities hereunder on behalf of the Employer at a level at least equal to that generally expected of an employee of a business comparable to that of the Employer; having the rank and responsibilities of the Employee; (ii) observe and carry out such rules, regulations, policies, directions and restrictions of general application to all employees of the Employer having a rank comparable to that of the Employee as may reasonably be established from time to time by the Employer's Board of Directors, including but not limited to the standard policies and procedures of the Employer as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities.

     2. Term. The term of this Agreement, and the employment of the Employee hereunder, shall commence on the date hereof (the "Commencement Date") and shall expire on March 31, 2003 (the "Expiration Date") unless sooner terminated in accordance with the terms and conditions hereof (the "Term").

     3. Compensation.

          3.1 Base Salary. The Employee shall receive a base salary at the annual rate of $110,000 (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Employer's normal payroll payment schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed at least annually and may, by action and in the discretion of the Employer, be increased at any time or from time to time.

          3.2 Bonuses. During the Term of this Agreement, the Employee shall be eligible to receive bonuses, at the discretion of the Employer, pursuant to any bonus plan established by the Employer for bonus compensation for employees of the Employer having a rank comparable to that of the Employee.

          3.3 Stock Options. The Employer shall grant to Employee an option to acquire up to 200,000 shares of Employer's common stock pursuant to and subject to the terms of the Non-qualified Stock Option Plan. The Options shall be exercisable at the option price of $0.25 per share. The Option shall be subject to lock-ups and restrictions if required by an initial public offering (IPO) underwriter. The options shall vest as follows:

        Continuous Employment
        FROM SIGNING AGREEMENT                     PORTION EXERCISABLE
        ----------------------                     -------------------
        March 31, 2000                             1/3
        March 31, 2001                             1/3
        March 31, 2002                             1/3

     4. Expense Reimbursement and Other Benefits .

          4.1 Reimbursement of Expenses. During the term of the Employee's employment hereunder, upon the submission of proper substantiation by the Employee, and subject to such rules and guidelines as the Employer may from time to time adopt, the Employer shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee in the course of and pursuant to the business of the Employer. The Employee shall account to the Employer in writing for all expenses for which reimbursement is sought and shall supply to the Employer copies of all relevant invoices, receipts or other evidence reasonably requested by the Employer.

          4.2 Compensation/Benefit Programs. During the term of this Agreement, the Employee shall be entitled to participate in all medical, dental, disability, and life insurance plans, and any and all other employee benefit plans as are presently and hereinafter offered by the Employer to its employees having rank comparable to that of the Employee, subject to the general eligibility and participation provisions set forth in such plans.

          4.3 This paragraph intentionally left blank.

          4.4 Other Benefits. The Employee shall be entitled to two weeks of vacation each calendar year during the term of this Agreement, to be taken at such times as the Employee and the Employer shall mutually determine and provided that no vacation time shall interfere with the material duties required to be rendered by the Employee hereunder. Any vacation time not taken by Employee during any calendar year may not be carried forward into any succeeding calendar year.

     5. Termination.

          5.1 Termination for Cause. The Employer shall at all times have the right, upon written notice to the Employee, to terminate the Employee's employment hereunder, for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) an action or omission of the Employee which constitutes a breach of this Agreement which is not cured within 30 days of the Employer's giving notice of termination to the Employee specifying in reasonable detail the reasons for termination; (ii) the Employee's committing an act constituting fraud, theft, conversion, a crime, or breach of fiduciary duty; (iii) gross negligence in connection with the performance of the Employee's material duties hereunder; (iv) the material failure or refusal (other than as a result of a disability) by the Employee to perform his duties hereunder; (v) the Employee's abuse of drugs or alcohol that adversely affects the performance of the Employee's duties hereunder; (vi) the Employee's commission of an act of misconduct, to the extent that in the reasonable judgment of the Employer, the Employee's credibility and reputation no longer conform to the standards of the Employer's senior officers; and (vii) the Employee not being qualified in the Employer's reasonable judgment to discharge properly the duties of the Employee's employment hereunder. Upon any termination pursuant to this Section 5.1, the Employer shall pay to the Employee his Base Salary to the date of termination. The Employer shall have no further liability hereunder .

          5.2 Disability. Subject to applicable law the Employer shall at all times have the right in its discretion, upon written notice to the Employee, to terminate the Employee's employment hereunder, if the Employee shall as the result of mental or physical incapacity , illness or disability , become unable to perform his obligations hereunder for a total of 120 days in any 180 day period, or any 90 consecutive days. Upon any termination pursuant to this
Section 5.2, the Employer shall, (i) pay to the Employee any unpaid Base Salary through the effective date of termination specified in such notice, and (ii) pay to the Employee severance payments equal to three months of the Employee's Base Salary at the time of the termination of the Employee's employment with the Employer, payable on the Employer's normal payroll payment schedule. The
Employer shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs, and (z) issuance of Shares under Section 3.3, and (aa) payment of unpaid benefits that have accrued through the date of termination.

          5.3 Death. In the event of the death of the Employee during the Term of his employment hereunder, the Employer shall pay to the estate of the deceased Employee any unpaid Base Salary through the Employee's date of death. The Employer shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Employee's death, subject, however to the provisions of Section 4.1, (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs, (z) issuance of Shares under
Section 3.3, and (aa) payment of unpaid benefits that have accrued through the date of termination).

          5.4 Termination Without Cause. At any time the Employer shall have the right to terminate the Employee's employment hereunder by ten days prior written notice to the Employee. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1,5.2, or 5.3), Employer shall (i) pay to the Employee any unpaid Base Salary through the effective date of termination specified in such notice, and (ii) continue to pay the Employee's Base Salary for the term of this Agreement but not less than a period of six months following the termination of the Employee's employment with the Employer, in the manner and at such time as the Base Salary otherwise would have been payable to the Employee. The Employer shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs, (z) issuance of Shares under Section 3.3, and (aa) payment of unpaid benefits that have accrued through the date of termination).

          5.5 Resignation.  Upon any termination of employment  pursuant to this
Section 5, the Employee shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Employer, as a director, and if required by the Board, the Employee hereby agrees to immediately execute a resignation letter to the Board.

     6. Restrictive Covenants.

          6.1 Non-Competition. At all times while the Employee is employed by the Employer and for a two year period after the termination of the Employee's employment with the Employer by the voluntary resignation of the Employee, the Employee shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Employer (for this purpose, any business that engages in the business of Internet vertical business to business product and manufacturer search shall be deemed to be in competition with the Employer); provided that such provision shall not apply to the Employee's ownership of Common Stock of the Employer or the acquisition by the Employee, solely as an investment, of securities of any issuer having securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

          6.2 Nondisclosure. The Employee shall not at any time divulge, communicate, use to the detriment of the Employer or for the benefit of the Employee or any other person, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Employer. Any Confidential Information or data now or hereafter acquired by the Employee with respect to the business of the Employer (which shall include, but not be limited to, information concerning the Employer's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Employer that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to the Employer with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Employee or known by the Employee as a consequence of or through his employment by the Employer (including information conceived, originated, discovered or developed by the Employee) prior to or after the date hereof, and not generally known, about the Employer or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Employee from disclosing Confidential Information to the extent required by law. This Section 6.2 shall not apply to information that (i) is generally known to the Employee prior to its disclosure to the Employee; (ii) is or becomes publicly available other than by unauthorized disclosure by the Employee; or
(iii) is received by the Employee from a third party who is rightfully in possession of such information free of any obligation to maintain its confidentiality; or (iv) is known by the Employee prior to his employment by the Employer.

          6.3 Nonsolicitation of Employees and Clients. At all times while the Employee is employed by the Employer and for a two year period after the termination of the Employee's employment with the Employer for any reason, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Employer, and/or (b) call on or solicit any of the Employer's actual or targeted prospective customers, suppliers, providers of products or services to the Employer or its customers, or comparable parties ("Customers/Providers") on behalf of any person or entity in connection with any business competitive with the business of the Employer as defined herein, nor shall the Employee make known the names and addresses of Customers/Providers or any information relating in any manner to the Employer's trade or business relationships with Customers/Providers, other than in connection with the performance of Employee's duties under this Agreement; provided however that this Section 6.3 shall not apply to any solicitation of users of the Internet generally through a web site that can be accessed by the public so long as such solicitation does not involve direct contact with Customers/Providers.

          6.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for the Employer or its clients (collectively, the "Work Product") shall belong exclusively to the Employer and shall, to the extent possible, be considered a work made by the Employee for hire for the Employer within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Employee for hire for the Employer, the Employee agrees to assign, and automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Employee may have in such Work Product. Upon the request of the Employer, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

          6.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Employer, whether prepared by the Employee or otherwise coming into the Employee's possession, shall be the exclusive property of the Employer and shall be returned immediately to the Employer on termination of the Employee's employment hereunder or on the Employer's request at any time.

          6.6 Definition of Employer. Solely for purposes of this Section 6, the term "Employer" also shall include any existing or future subsidiaries of the Employer that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Employer during the periods described herein.

          6.7 Acknowledgment by Employee. The Employee acknowledges and confirms that (a) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interests of the Employer, and (b ) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that his full,uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Employee acknowledges and confirms that his special knowledge of the business of the Employer is such as would cause the Employer serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Employer in violation of the terms of this Section 6. The Employee further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Employer's successors and assigns.

          6.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.


          6.9 Extension of Time. If the Employee shall be in violation of any provision of this Section 6, then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Employer seeks injunctive relief from such violation in any court, then the covenants set forth in this
Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Employee.

     7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in
Section 6 of this Agreement will cause irreparable harm and damage to the Employer, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Employer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Employer may possess.

     8. Mediation. Except to the extent the Employer has the right to seek an injunction under Section 7 hereof, in the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to litigation or some other dispute resolution procedure.

     9. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Employer (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Employer and the Employee.

     12. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.

Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U. S. mail. Notice shall be sent (i) if to the Employer, addressed to 285B North Lake View Boulevard, Cocoa, Florida 32926-4333, and (ii) if to the Employee, to his address as reflected on the payroll records of the Employer, or to such other address as either party hereto may from time to time give notice to the other.

     13. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, and successors.

     14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that anyone or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity .

     15. Waivers .The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Employer, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

     18. Venue. In the event of litigation arising out of this Agreement, venue shall be in Brevard County, Florida.

     19. Survival. The provisions of this Sections 6-18 hereof shall survive the termination of this Agreement, as applicable.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written

                                        Employer:


                                        American Manufacturers.com, Inc.

                                        By:_________________________
                                           Ronald E. Anderson, CEO/President:

                                        Employee:

                                        _____________________________
                                        Leo Burch

                                   ADDENDUM TO
                                   -----------

                              EMPLOYMENT AGREEMENT
                              --------------------


     This ADDENDUM TO EMPLOYMENT AGREEMENT, made and entered into as of the 1st day of June 2000, by and between New Millennium Media International, Inc., a Colorado corporation (the "CORPORATION"), and Mr. John Thatch, an individual residing in Clearwater, Florida (the "EXECUTIVE").

                                WITNESSETH THAT:
                                 ---------------

     WHEREAS, the Parties hereto entered into an Employment Agreement dated November 2, 1999 for a term of three years;

     WHEREAS, the Parties desire to change an element of the employee's compensation as stated in said Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

     1. Paragraph 3.(a) of the Employment Agreement between the parties hereto is deleted in its entirety and substituted in its stead shall be the paragraph 3.(a) as follows:

               "3.(a) He shall receive, for the first 12-consecutive month period beginning on the beginning January 1, 2000 a rate of salary that is not less than $140,000 per year, payable in substantially equal monthly or more frequent installments. For the balance of the term of this Employment Agreement beginning on January 1, 2001 and for the balance of the employment term the EXECUTIVE shall receive a rate of salary that is not less than $120,000 per year, payable in substantially equal monthly or more frequent installments. The Corporation shall also provide an additional $10,000.yearly for non accountable expenses, payable at least monthly to Executive. During the Employment Period the Executive's salary rate shall be reviewed by the Board of Directors on or before each anniversary of the Commencement Date to determine whether an increase in his rate of compensation is appropriate."

     2. In all other respects the said November 2, 1999 Employment Agreement shall remain unchanged and is hereby ratified and affirmed as modified herein.

     IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.

                                        ________________________________________
                                        John Thatch

                                        ________________________________________
                                        By: Gerald C. Parker
                                        Its: Chairman
                                        NEW MILLENNIUM MEDIA INTERNATIONAL, INC.